Exhibit 5.1


April 26, 2004



Lancer Orthodontics, Inc.
253 Pawnee Street
San Marcos, CA 92069

Re: Lancer Orthodontics, Inc. - Registration Statement on Form S-8 for issuance of up to 450,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Lancer Orthodontics, Inc., a California corporation (the "Company"), in connection with the registration for issuance of 450,000 shares of the Company's common stock, no par value per share (the "Shares"), as described in the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Shares may hereafter be issued pursuant to the Lancer Orthodontics, Inc. 2000 Stock Incentive Plan (the "Plan").

In rendering the opinions expressed herein, we have examined (i) the Company's Articles of Incorporation and all amendments thereto, (ii) the Company's Bylaws, as amended, (iii) the applicable minutes of meetings or consents in lieu of meetings of the Company's board of directors (the "Board") and shareholders, and (iv) such other corporate records and documents, certificates of corporate and public officials and statutes as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, the authenticity of the originals of such photostatic, certified or conformed copies, and compliance both in the past and in the future with the terms of the Plan by the Company and its employees, officers, the Board and any committees appointed to administer the Plan.

Based upon such examination and in reliance thereon, we are of the opinion that upon the issuance of Shares in accordance with the terms and conditions of the Plan, including receipt prior to issuance by the Company of the full consideration for the Shares (which consideration shall be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable shares of Common Stock. This opinion is not rendered with respect to any laws other than the laws of the State of California and the Federal law of the United States.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ BRYAN CAVE LLP

Bryan Cave LLP